Sommer Barnard Attorneys, PC

March 29, 2006

Saturna Investment Trust
C/O Saturna Capital
1300 North State Street
Bellingham, Washington 98225-4730

Re: Amendment to Form N-1A

Gentlemen:
In accordance with the registration of an indefinite number of units (“Units”) registered by Saturna Investment Trust (the “Trust”) for its Funds, we have been asked to provide the opinion of counsel required to be filed as an exhibit to the Trust’s registration statement on Form N-1A (the “Registration Statement”). In rendering this opinion, we have examined such documents (including the audited financial statements of the Funds as of November 30, 2005), records and questions of law as we deemed it necessary to examine for the purpose of this opinion. Based on that examination and investigation, it is our opinion that the Units will be, upon issuance, validly issued, fully paid and not liable to further assessments.

We consent to the filing of this letter as an exhibit to Post Effective Amendment No. 26 to the Registration Statement.

Sincerely,

SOMMER BARNARD PC
/s/Sommer Barnard PC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement, (Form N-1A), and related Statement of Additional Information of the Saturna Investment Trust and to the inclusion of our report dated January 3, 2006 to the Shareholders and Board of Trustees of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund, Sextant International Fund and Idaho Tax Exempt Fund, each a series of the Saturna Investment Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 29, 2006